UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

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[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
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     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                            FBL FINANCIAL GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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


                        [LOGO] FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE

                            WEST DES MOINES, IA 50266


                             5400 UNIVERSITY AVENUE
                            WEST DES MOINES, IA 50266




                            NOTICE OF ANNUAL MEETING


Dear Shareholder:

     On Tuesday, May 15, 2001, FBL Financial Group, Inc. will hold its 2001 Annual Meeting of Shareholders at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa. The meeting will begin at 9:00 a.m. Central Daylight Time.

     Only shareholders who owned stock at the close of business on March 15, 2001 can vote at this meeting or any adjournments that may take place. At the meeting we will:

     1.   Elect a Board of Directors;

     2.   Consider approving an amendment to the Director Compensation Plan;

     3.   Approve the appointment of our independent auditors for 2001; and

     4.   Attend to other business properly before the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

     At the meeting we will also report on FBL's 2000 business results and other matters of interest to shareholders.

     Enclosed with the mailing of this Proxy Statement is the 2000 Annual Report to Shareholders. The approximate date of mailing for this proxy statement, plus the proxy cards and Annual Report, is March 28, 2001.

                                        By Order of the Board of Directors

                                        /s/ Jerry C. Downin

                                        Jerry C. Downin
                                        SENIOR VICE PRESIDENT,
                                        SECRETARY AND TREASURER

March 28, 2001

                            FBL FINANCIAL GROUP, INC.

                                 PROXY STATEMENT


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Questions and Answers ...................................................     2

Proposals You May Vote On ...............................................     5

     1.   Election of Class A Directors .................................     5

     2.   Approval of Amendment to the Director Compensation Plan .......     5

     3.   Approval of the Appointment of Independent Auditors ...........     6

Nominees for the Board of Directors .....................................     6

Further Information Concerning the Board of Directors ...................    10

Directors' Compensation and Benefits ....................................    11

Stock Ownership of Directors and Executive Officers .....................    12

Executive Officers ......................................................    13

Executive Compensation ..................................................    15

Board Committee Report on Executive Compensation ........................    18

Report of the Audit Committee ...........................................    21

Performance Graph .......................................................    22

Certain Relationships and Related Party Transactions ....................    23

Section 16(a) Beneficial Ownership Reporting Compliance .................    26

Appendix A -- Audit Committee Charter ...................................    27


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


                              QUESTIONS AND ANSWERS

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1.   Q:   WHAT MAY I VOTE ON?

     A: 1) the election of three nominees to serve as Class A directors on our Board of Directors;
          2) the approval of an amendment to the Director Compensation Plan that will increase shares reserved for this plan from 10,000 to 50,000; and
          3) the approval of the appointment of our independent auditors for 2001.

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2.   Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     A: The board recommends a vote FOR each of the nominees for Class A directors, FOR the Director Compensation Plan amendment, and FOR the appointment of Ernst & Young LLP as independent auditors for 2001.

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3.   Q:   WHO IS ENTITLED TO VOTE?

     A: Shareholders as of the close of business on March 15, 2001 (the record date) are entitled to vote at the annual meeting.

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4.   Q:   HOW DO I VOTE?

     A: Sign and date each proxy card you receive and return it in the pre-paid envelope. Or, depending on the form of proxy card or voting instruction card you receive, you may follow directions on the card to cast your vote by telephone or over the internet. If you return your signed proxy card but do not mark the box as showing how you wish to vote, your shares will be voted FOR the three proposals. You have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy card.

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5.   Q:   WHO WILL COUNT THE VOTE?

     A: Mellon Investor Services, LLC (Mellon), our transfer agent, will receive the proxy cards and tabulate the results. This report will be verified by an employee of our legal department who will act as the inspector of election.

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6.   Q:   IS MY VOTE CONFIDENTIAL?

     A: Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Mellon. They are forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

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7.   Q:   WHAT SHARES ARE INCLUDED IN THE PROXY CARDS?

     A: The shares on your proxy cards represent all of your shares, including those in FBL's Dividend Reinvestment Plan or Direct Stock Purchase Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction card. If you do not return your proxy cards, your shares will not be voted. If employees do not return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

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                                        2

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8.   Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     A: If your shares are registered differently and are in more than one account, you will receive more than one card. Sign and return all proxy cards to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon, at (888) 213-0965. Employees will receive a separate voter instruction card for shares in the Company's 401(k) plan, in addition to a proxy card for any shares owned directly by employees.

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9.   Q:   HOW MANY SHARES CAN VOTE?

     A: As of the record date, March 15, 2001, 26,146,682 shares of Class A common stock, 1,192,990 shares of Class B common stock, 5,000,000 shares of Series B preferred stock and 3,429,500 shares of Series C preferred stock were issued and outstanding. Every shareholder of common stock and of Series C preferred stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 40,769,172 eligible votes as of the record date. The Class A common shareholders and the Series B and Series C preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

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10.  Q:   WHAT IS A "QUORUM"?

     A: A "quorum" is a majority of the outstanding shares that may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

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11.  Q:   WHO CAN ATTEND THE ANNUAL MEETING?

     A: Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2001 can vote.

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12.  Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     A: Although we do not know of any business to be conducted at the 2001 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy card gives authority to Ed Wiederstein, FBL's Chairman, and Bill Oddy, FBL's Chief Executive Officer, to vote on such matters at their discretion.

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


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13.  Q:   WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?

     A: Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2001. It owned 14,964,157 shares of Class A common stock (57.3% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) held 186,866 shares of Class B common, being 15.7% of that class. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266. In addition, The Kansas Farm Bureau, 2627 KFB Plaza, Manhattan, KS 66502, owns 3,429,500 shares of the Series C preferred stock (100% of that class), and Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, has stated that funds it advises or manages own 1,754,000 shares of Class A common stock, 6.7% of that class.

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14.  Q:   HOW ARE THE CLASS B DIRECTORS ELECTED?

     A. Only Farm Bureau organizations may own Class B common stock. Farm Bureau federations or their affiliates in 15 midwestern and western states own Class B shares. All of the Class B owners have agreed they will vote to elect the president of each of the 15 state Farm Bureau federations as Class B directors. The agreement also requires the CEO and two other officers designated by the Chairman to be elected as Class B directors, and provides, in essence, that the president of the Iowa Farm Bureau Federation will be the Chairman as long as that organization retains more than 50% of the Class B shares.

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15.  Q:   WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING DUE?

     A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Jerry C. Downin, Senior Vice President, Secretary and Treasurer, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 30, 2001. Additionally, FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2002 annual meeting must be submitted to the corporate Secretary at the above address by a date that is not less than 45 days before the first anniversary of mailing of this year's proxy statement. That notice needs to be accompanied by the name, residence and business address of the nominating shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2002 annual meeting to present the proposal.

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16.  Q:   CAN A SHAREHOLDER NOMINATE SOMEONE AS A DIRECTOR OF THE COMPANY?

     A: As a shareholder, you may recommend any person as a nominee for Class A director. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock. Directors, officers and employees of any Farm Bureau organization are not eligible to be Class A directors. Recommendations are made by writing to the Secretary of the Company not less than 45 days prior to the first anniversary of the mailing of this year's proxy statement. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if nominated.

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                                        4

                            PROPOSALS YOU MAY VOTE ON


1.   ELECTION OF CLASS A DIRECTORS.

     There are three nominees for election as Class A directors, to be elected by the vote of the Class A shareholders and holders of the Series B and Series C preferred stock, voting together as a single class. There are 18 nominees for election as Class B directors. They are elected by a vote of the Class B shareholders. The Class A director nominees are Jerry L. Chicoine, John W. Creer and John E. Walker. Detailed information on each nominee is in the following pages. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting on the original director candidate will be cast for the substituted candidate.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.


2.   APPROVAL OF AMENDMENT TO THE DIRECTOR COMPENSATION PLAN.

     The Board of Directors recommends that Class A common shares reserved for the Director Compensation Plan be increased from 10,000 to 50,000. The initial 10,000 shares reserved for the plan have all been granted or reserved for deferred awards. The plan was established in 1998 to allow non-employee directors to participate in the ownership of FBL by acquiring shares or deferred stock units, and to defer all or a portion of their compensation for their service as directors.

     We believe this plan promotes incentives for good performance by the directors who choose to participate by allowing them to acquire additional shares of stock and by allowing them to defer receipt of their taxable fees until a later date of their choosing. The Board has concluded that preserving and extending the plan would assist in continuing to align the interests of directors with shareholders.

     The Plan applies only to directors who are not employees of FBL or of any of its affiliates. There are 17 persons eligible to participate in the Plan, and seven directors who have participated to date. The Plan permits electing directors to receive any director fees either in shares or to defer receipt of the fees to a unit account which will be paid in shares after the director leaves the board, either in a lump sum or in up to ten installments.

     Directors electing to participate in the plan receive their compensation payments quarterly in arrears, and Class A common stock is issued to them (or units deferred for them) at the closing price of the shares on the New York Stock Exchange the last business day of each quarter. Each unit in an account is equivalent to one share of Class A common stock. Deferred accounts are credited with additional units on dividend payment dates equal to the dividend that would be paid on the share equivalents in such person's account, divided by the closing market price on such date.

     The dollar amount of benefits receivable under the Plan are not determinable and therefore no tabular presentation of plan benefits is available. The Plan may be amended or terminated at any time, by the Board of Directors or by its compensation committee, but not in a manner that would adversely affect the right of a participant to receive shares issuable or cash payable that the participant has in any unit account at the effective date of the amendment or termination. However, we at our option may accelerate the payment of all deferred and other benefits payable under the Plan at its termination.

     YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIRECTOR COMPENSATION PLAN.

3.   APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

     The audit committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent auditors for 2001 subject to your approval. See "Report of the Audit Committee," page 21, for more information.

     Fees paid to Ernst & Young LLP during the last fiscal year were audit, $310,000; financial information systems design and implementation, $0; and other, $434,000, which includes audit related fees of $360,000 and all other non audit fees of $74,000.

     Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2001.

     Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.


                       NOMINEES FOR THE BOARD OF DIRECTORS


NOMINEES FOR CLASS A DIRECTOR

     JERRY L. CHICOINE retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. (seed corn business). He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. He was named a director of Pioneer Hi-Bred in March 1998 and had served as a senior executive of the company since 1986. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of Color Converting, Inc., Iowa Health Systems and On With Life, Inc.

MEMBER: Audit, Budget, and Compensation Committees
CLASS A DIRECTOR SINCE 1996  Age: 58

     JOHN W. CREER has been President and Chief Executive Officer of Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon), since 1980. As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich.

MEMBER: Audit, Budget, and Class A Directors Nominating Committees CLASS A DIRECTOR SINCE 1996 Age: 61

     JOHN E. WALKER retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the audit and deferred compensation committees of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.

MEMBER: Audit, Compensation, and Class A Directors Nominating Committees CLASS A DIRECTOR SINCE 1996 Age: 62

NOMINEES FOR CLASS B DIRECTOR

     EDWARD M. WIEDERSTEIN is the Chairman of the Board. He has been a director of the Iowa Farm Bureau Federation since 1986 and in 1995 was elected President of the Iowa Farm Bureau Federation and director and president of its subsidiary, Farm Bureau Management Corporation (Management Corp.) He is also a director and president of Farm Bureau Mutual, Farm Bureau Life Insurance Company (Farm Bureau
Life) and EquiTrust Life Insurance Company, and a director of Western Agricultural Insurance Company (Western Ag). Mr. Wiederstein owns and operates a 900 acre farm near Audubon, Iowa where he has been engaged in the business of cattle and hog feeding and grain farming since 1973. He is also a director of American Farm Bureau Federation, American Farm Bureau Insurance Services, Inc. and Wellmark, Inc.

MEMBER: Executive and Compensation Committees
CLASS B DIRECTOR SINCE 1995  Age: 52

     WILLIAM J. ODDY, FSA, was elected Chief Executive Officer of FBL and of Farm Bureau Mutual and their major operating subsidiaries, and a Class B Director, effective March 1, 2000. Mr. Oddy is also a director of Berthel Fisher & Company, Berthel Fisher & Company Financial Services and American Equity Investment Life Holding Company. Mr. Oddy has been employed by FBL and its affiliates since 1968, and served as Chief Operating Officer since 1993, and Executive Vice President and General Manager of the Company's life insurance subsidiaries since 1997.

MEMBER: Executive and Investment Committees
CLASS B DIRECTOR SINCE 2000  Age: 56

     JERRY C. DOWNIN is Senior Vice President, Secretary and Treasurer of FBL and of Farm Bureau Mutual and their major operating subsidiaries. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation, and Vice President and Treasurer of Management Corp. He was elected to all of those positions in March 2000. Mr. Downin has been employed by the Iowa Farm Bureau Federation since 1968. He has previously worked for the federation as Director of Organization, Director of Public Affairs, State Legislative Director, Director of Environmental Affairs and Regional Manager. He serves on the Board of Directors of Children and Families Services of Iowa and the Iowa Taxpayers Association.

MEMBER: Executive Committee
CLASS B DIRECTOR SINCE 2000  Age: 59

     STEPHEN M. MORAIN is Senior Vice President and General Counsel. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp.; and Senior Vice President and General Counsel of FBL's major operating subsidiaries and of Farm Bureau Mutual. Mr. Morain is also chairman and a director of Edge Technologies, Inc., and a director and Secretary of the Iowa Agricultural Finance Corporation. Mr. Morain has been employed by the Company and its affiliates since 1977.

MEMBER: Executive and Investment Committees
CLASS B DIRECTOR SINCE 1996  Age: 55

     HOWARD D. (DAN) POULSON is the First Vice Chair. He has been President and Administrator of the Wisconsin Farm Bureau Federation and President of its affiliated companies, including Rural Mutual Insurance Company, since August 1991. Mr. Poulson has served on the board of directors of Wisconsin Farm Bureau since 1969, and is also a director of the American Farm Bureau Federation. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He operates a 250 acre grain farm near Palmyra in Jefferson County, Wisconsin.

MEMBER: Compensation and Class B Directors Nominating Committees
CLASS B DIRECTOR SINCE 1994  Age: 64

     KAREN J. HENRY is the Second Vice Chair. She was elected as President of the Wyoming Farm Bureau Federation in 1994, after having served as a director since 1992, and is also a director of American Farm Bureau Federation and American Farm Bureau Insurance Services, Inc. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Western Ag. She is involved in a family ranch and cattle operation.

CLASS B DIRECTOR SINCE 1994  Age: 54

     ERIC K. AASMUNDSTAD became a Class B Director in February 2000 after being elected President of the North Dakota Farm Bureau Federation in late 1999. He joined its board of directors, and the board of NODAK Mutual Insurance Company, in 1997. He is also a director of FB Bancorp. Mr. Aasmundstad farms 4,000 acres near Devils Lake, North Dakota, raising wheat, durum barley, flax, pinto and navy beans, and confectionery sunflowers. He also owns a custom harvest business operating in six states.

CLASS B DIRECTOR SINCE 2000  Age: 42

     STANLEY R. AHLERICH became a Class B Director in February 2000 after being elected President of The Kansas Farm Bureau in late 1999. His farm in Cowley County, Kansas, consists of dryland crops with some limited sprinkler irrigation. He has been active in all facets of his county and state Farm Bureau organizations, and previously served one year on the board of directors of American Farm Bureau Federation. He is a member of the board of directors of Commerce Bank of Wichita.

CLASS B DIRECTOR SINCE 2000  Age: 49

     KENNETH R. ASHBY has been the President of the Utah Farm Bureau Federation since November 1986. He is a director and Vice President of Utah Farm Bureau Insurance Company and a director of Farm Bureau Life. Mr. Ashby has been President and General Manager of Ashby's Valley View Farms since September 1966.

MEMBER: Class A Directors Nominating Committee
CLASS B DIRECTOR SINCE 1994  Age: 60

     O. AL CHRISTOPHERSON has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Mutual and American Agricultural Insurance Company (American Ag). Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates an 1,800 acre family farm, raising hogs, corn, soybeans, and wheat.

MEMBER: Compensation Committee
CLASS B DIRECTOR SINCE 1994  Age: 60

     KENNY J. EVANS is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also a former Chairman of the National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director and President of Western Ag.

MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 1994  Age: 55

     ALAN L. FOUTZ became President of the Colorado Farm Bureau Federation and of Colorado Farm Bureau Mutual Insurance Company in December 2000, after serving as vice president of both organizations since 1992. He farms 2,500 acres of wheat, no-till sunflowers and millet using continuous farming systems, near Akron, Colorado. Dr. Foutz received B.S. and M.S. degrees in agronomy from Colorado State University and a Ph.D. in agronomy and plant genetics from the University of Arizona. He taught in the crop science department at California Polytechnic State University, San Luis Obispo, for nine years before returning to the family farm.

MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 2001  Age: 54

     RICHARD G. KJERSTAD and his family have extensive farming and cattle ranching operations in western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also a director of Farm Bureau Life. In 1998 Mr. Kjerstad pleaded guilty to a single misdemeanor count under the Lacey Act, which is a federal statute designed to enforce state hunting laws. Mr. Kjerstad was placed on probation for a period of two years (ending December 2000). The conditions of Mr. Kjerstad's probation included three months of home detention (ending April 1999), 240 hours of community service, and a $5,000 fine. Mr. Kjerstad was accused of transferring a resident deer hunting license to a nonresident hunter, in violation of South Dakota law.

MEMBER: Class B Directors Nominating Committee
CLASS B DIRECTOR SINCE 1995  Age: 58

     G. STEVEN KOUPLEN became a Class B Director in February 2000, following his late 1999 election as President of the Oklahoma Farm Bureau Federation. Mr. Kouplen has a commercial Hereford cow-calf operation on 2,000 acres near Beggs, Oklahoma, which also includes a small grain operation consisting of wheat, milo and alfalfa. He was elected to the board of directors of American Farm Bureau Federation in 2000.

CLASS B DIRECTOR SINCE 2000  Age: 50

     DAVID L. MCCLURE is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewistown, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, and a director of Western Ag and of Mountain States Legal Foundation.

MEMBER: Budget Committee
CLASS B DIRECTOR SINCE 1994  Age: 61

     BRYCE P. NEIDIG has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.

MEMBER: Class A Directors Nominating Committee
CLASS B DIRECTOR SINCE 1994  Age: 69

     FRANK S. PRIESTLEY was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho). Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho.

MEMBER: Class B Directors Nominating Committee
CLASS B DIRECTOR SINCE 1998  Age: 52

     JOHN J. VAN SWEDEN is President and a director of the New Mexico Farm and Livestock Bureau, President and a director of Western Farm Bureau Mutual Insurance Company, and a director of Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/calf/yearling and ranch operation, producing approximately 650 tons of hay per year, near Raton, New Mexico.

MEMBER: Class A Directors Nominating Committee
CLASS B DIRECTOR SINCE 1994  Age: 53


              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met nine times during 2000, including five telephone conference meetings. Each director attended at least 75% of the Board meetings and committee meetings of which they were members. The committees of the Board of Directors and the number of meetings held by each committee in 2000 were:

                                                       NUMBER OF MEETINGS
     COMMITTEE NAME                                     HELD DURING 2000
     --------------                                     ----------------
     Executive Committee ............................           12
     Audit Committee ................................            7
     Budget Committee ...............................            1
     Compensation Committee .........................            2
     Class A Directors Nominating Committee .........            1
     Class B Directors Nominating Committee .........            1

     The Executive Committee is composed of Messrs. Wiederstein (Chairman), Downin, Morain and Oddy. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

     The Audit Committee consists of Class A directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by FBL's independent auditors and the independence of the auditors from our management. The Audit Committee also reviews the scope of the audit by the independent auditors, fees of the auditors, FBL's annual and quarterly financial statements, FBL's system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Mutual is unfair to FBL, the Company is required to submit the matter to a coordinating committee for resolution. The Board of Directors approved an Audit Committee Charter, which is attached as Appendix A to this Proxy Statement.

     The Class A Directors Nominating Committee nominates candidates for election to the Board as Class A directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Ashby, Creer, Neidig, Van Sweden and Walker, with Mr. Ashby serving as Chairman. The committee must include at least two-thirds of the Class A directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A directors who are members of the committee.

     The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Kjerstad, Poulson and Priestley, with Mr. Kjerstad serving as Chairman.

     The Compensation Committee has oversight responsibility with respect to compensation matters involving executive officers. The Compensation Committee is composed of Messrs. Wiederstein, Chicoine, Christopherson, Poulson and Walker, with Mr. Wiederstein serving as Chairman.

     The Budget Committee is designated by the Chairman of the Board and composed of Messrs. Evans, Chicoine, Creer, Foutz and McClure, with Mr. Evans as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations regarding them to the Board of Directors.

     We have also established an Investment Committee which includes Messrs. Morain and Oddy and four additional executive officers, and an Advisory Committee, and may establish other committees in its discretion. The Advisory Committee is composed of certain executives of Farm Bureau affiliated insurance companies in the Company's market territory.


                      DIRECTORS' COMPENSATION AND BENEFITS

     All non-employee directors receive an annual retainer of $2,000, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended. In addition, Class A directors receive an annual retainer of $13,333. Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending board or committee meetings. The non-employee directors each annually receive nonqualified stock options to purchase 1,000 shares.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows how much Class A common stock was owned by each director nominee, and each executive officer named in the Summary Compensation Table, as of February 28, 2001. The percentage of FBL Class A shares beneficially owned by any director nominee or by all directors and officers as a group, does not exceed 1%.

                                                                              SHARES
                                                                           BENEFICIALLY
     NAME                                                                      OWNED
     ----                                                                  ------------
     Eric K. Aasmundstad ...............................................     5,000(a)
     Stanley R. Ahlerich ...............................................     5,300(a)
     Kenneth R. Ashby ..................................................     6,000(b)
     Jerry L. Chicoine .................................................    10,712(b)
     O. Al Christopherson ..............................................     6,568(b)
     John W. Creer .....................................................     8,339(b)
     Jerry C. Downin ...................................................     1,670(d)
     Kenny J. Evans ....................................................     6,000(b)
     Alan L. Foutz .....................................................     1,000(a)
     Karen J. Henry ....................................................     6,607(b)
     Timothy J. Hoffman ................................................    69,076(c)(d)
     Richard G. Kjerstad ...............................................    13,000(b)
     G. Steven Kouplen .................................................         0
     David L. McClure ..................................................     4,000(a)
     Stephen M. Morain .................................................    86,969(c)(d)(e)
     Bryce P. Neidig ...................................................     6,799(b)
     James W. Noyce ....................................................    62,148(c)(d)
     William J. Oddy ...................................................   110,427(c)(d)
     John M. Paule .....................................................    17,238(c)(d)
     Howard D. Poulson .................................................     6,000(b)
     Frank S. Priestley ................................................     6,000(b)
     John J. Van Sweden ................................................     6,000(a)
     John E. Walker ....................................................    10,776(b)
     Edward M. Wiederstein .............................................    49,229(c)(d)
     All directors and executive officers as a group (30 persons) ......   640,673(a)(b)(c)(d)

------------------
(a) Includes shares subject to options exercisable within 60 days for the following directors: Aasmundstad, 5,000; Ahlerich, 5,000; Foutz, 1,000; McClure, 4,000; Van Sweden, 1,735.

(b)  Includes 6,000 shares subject to options exercisable within 60 days.

(c) Includes shares held in Company 401(k) Savings Plan by the following executive officers: Oddy, 11,908; Noyce, 4,460; Morain, 6,917; Hoffman, 2,320; Paule, 1,062; and Wiederstein, 440.

(d) Includes shares subject to options exercisable within 60 days held by the following executive officers: Downin, 1,670; Hoffman, 66,556; Morain, 76,192; Noyce, 56,888; Oddy, 97,319; Paule, 15,876; and Wiederstein,
     47,789.

(e) Mr. Morain disclaims beneficial ownership of 1,860 shares owned by his children.

                               EXECUTIVE OFFICERS

     Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements," we receive management fees for managing our affiliates. Three officers, Mr. Wiederstein, Mr. Downin and Mr. Morain, are also employed by Farm Bureau Management Corp., a wholly owned subsidiary of the Iowa Farm Bureau Federation, and they are compensated by the Company for their services to the Company and by Farm Bureau Management Corp. for their services to it based on the portion of their time expected to be expended on behalf of each entity.

     The current executive officers of the Company are as follows:

     NAME                           AGE                 POSITION
     ----                           ---   --------------------------------------
     Edward M. Wiederstein ......   52    Chairman of the Board and Director

     William J. Oddy ............   56    Chief Executive Officer and Director

     Jerry C. Downin ............   59    Senior Vice President, Secretary and
                                          Treasurer and Director

     Stephen M. Morain ..........   55    Senior Vice President and General
                                          Counsel and Director

     Timothy J. Hoffman .........   50    Chief Administrative Officer

     James W. Noyce .............   45    Chief Financial Officer

     John M. Paule ..............   44    Chief Marketing Officer

     JoAnn W. Rumelhart .........   47    Executive Vice President

     James P. Brannen ...........   38    Vice President, Controller

     Thomas E. Burlingame .......   56    Vice President, Associate General
                                          Counsel

     Douglas W. Gumm ............   46    Vice President, Information Technology

     Barbara J. Moore ...........   49    Vice President, Property-Casualty
                                          Operations

     Lou Ann Sandburg ...........   52    Vice President, Investments

     The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

     Biographical information for Messrs. Wiederstein, Downin, Morain and Oddy is found above under "Election of Directors."

     Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, was named Chief Administrative Officer in January 2000 after serving as Chief Property-Casualty Officer of FBL and Executive Vice President and General Manager of FBL's property-casualty affiliates since March 1997. He had been Chief Marketing Officer since 1993. He is a member of the Investment Committee. Mr. Hoffman has been employed by the Company and its affiliates since 1971.

     James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, was appointed Chief Financial Officer of FBL and its major operating subsidiaries in January 1996. Additionally, in January 2000 he was named Executive Vice President and General Manager of the four property-casualty companies managed by

FBL. He is a member of the Investment Committee, and Chairman of the Asset-Liability Committee of the life insurance companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel, Fisher & Company, Berthel, Fisher & Company Financial Services, Inc. and Berthel, Fisher & Company Leasing Services, Inc.

     John M. Paule was appointed Chief Marketing Officer in January 2000 after serving as Vice President, Corporate Administration from August 1998 and Vice President, Information Technology from January 1998. He joined FBL in 1997. Mr. Paule had been employed by IBM Corporation since 1978, including during his last five years of employment being its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a member of the Board of Directors of the West Des Moines Community School District and past president and a director of the West Des Moines Chamber of Commerce.

     JoAnn W. Rumelhart, FSA, MAAA, was named Executive Vice President and General Manager of the Company's three life insurance subsidiaries in January 2000. She was Vice President -- Life Operations of FBL and its major operating subsidiaries from July 1994. She began working for FBL in 1978, and served as Vice President -- Client Services from January 1991.

     James P. Brannen, CPA, was appointed Vice President, Controller of FBL and of its major operating subsidiaries in January 2000. He is the Chairman of the Benefits Administration Committee for each of the companies. Mr. Brannen has been employed by FBL and its affiliates since 1991. He is also on the Board of Directors of Junior Achievement of Central Iowa.

     Thomas E. Burlingame is Vice President, Associate General Counsel of FBL and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

     Douglas W. Gumm was appointed Vice President, Information Technology on January 1, 2000 and named a member of the management team on January 1, 2001. He had served as Information Systems Vice President since joining FBL on January 1, 1999. Mr. Gumm had been employed by Principal Financial Group in its Information Services division since 1975, his last five years serving as Director of Information Systems -- Technical Services.

     Barbara J. Moore, CPCU, AIM, Are, AAM, was named Vice President, Property-Casualty Operations of FBL and its major operating subsidiaries in January 2000. She had served as Vice President, Market Development for the prior year. Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998, and Senior Vice President of Property-Casualty Operations for Western Ag and Western Mutual from 1991 to 1996. Ms. Moore has been employed by FBL and its affiliates since 1978.

     Lou Ann Sandburg, CFA, FLMI, was named Vice President, Investments in January 1998. She joined the Company in 1980 as the portfolio manager of the money market fund, and later assumed the management of the tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was named Securities Vice President in 1993 and Investment Vice President, Securities, from 1994 through 1997. She serves on the Asset-Liability Committee, the Investment Committee and the Credit Committee. She is past president and a board member of the Iowa Society of Financial Analysts.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation expense paid by FBL and certain affiliates to the Chief Executive Officer and to the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 2000, for services rendered to FBL and its affiliates in all capacities during the fiscal years ended December 31, 1998 and 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                          COMPENSATION
                                          ANNUAL COMPENSATION                AWARDS
                                    --------------------------------     -------------
                                                                                           ALL OTHER(c)
NAME AND PRINCIPAL POSITION(a)      YEAR       SALARY        BONUS       OPTIONS(#)(b)     COMPENSATION
------------------------------      ----      --------      --------     -------------     ------------
William J. Oddy (d)                 1998      $291,500      $101,790          1,808          $ 31,622
 Chief Executive Officer            1999       320,000       102,062          1,239            35,166
                                    2000       396,167       137,848         24,995            40,232

Stephen M. Morain                   1998       296,600        77,678          2,498            22,984
 Senior Vice President and          1999       321,600        76,929            815            24,107
 General Counsel                    2000       337,680        88,123         16,080            32,024

James W. Noyce                      1998       220,000        76,823          9,068            24,414
 Chief Financial Officer            1999       245,000        78,141          1,087            26,482
                                    2000       300,205       104,458         19,061            27,707

Timothy J. Hoffman                  1998       231,000        80,664          1,644            22,525
 Chief Administrative Officer       1999       256,000        81,650          1,087            29,097
                                    2000       266,240        92,640         16,904            30,072

John M. Paule                       1998       150,000        31,428          2,218            13,632
 Chief Marketing Officer            1999       180,000        34,446            312            13,632
                                    2000       234,854        61,289         11,184            26,804

Thomas R. Gibson (d)                1998       375,000       130,948          5,808            35,595
 Former Chief Executive Officer     1999       423,000       134,913          2,087            43,076
                                    2000       150,405        52,335         28,762           190,868

---------------------
(a) These executives receive all their compensation from the Company (except for Mr. Morain who receives approximately 16% of his compensation from Farm Bureau Management Corp.). The Company charges a management fee for services it provides to the Company's affiliates, and also is reimbursed by the affiliates for an allocated portion of expenses including executive compensation. See "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements."

(b) Awards include qualified and nonqualified stock options. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(c) All other compensation includes such items as the value of personal use of a company fleet automobile or cash fleet allowance, club membership, a company flex cash (cafeteria) account and educational bonus. It also includes the cost of an executive life insurance program through which the executives may purchase with after tax dollars a universal life insurance policy of up to twice salary, less $50,000, with a schedule of payments that will make the policy paid up at age 65.

(d) Mr. Gibson retired as Chief Executive Officer March 1, 2000, at which time Mr. Oddy became Chief Executive Officer. Mr. Gibson's all other compensation for 2000 included a payment of $187,000 reflecting the cost to pay the premiums for his universal life insurance policy to age 65.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table relates to stock options granted during the last fiscal year to the named executive officers under the Company's 1996 Class A Common Stock Compensation Plan. No stock options, freestanding stock appreciation rights (SARs) or other equity-based awards were granted to any executive officer or other persons by the Company prior to 1996.

                                                    PERCENT OF TOTAL
                                 NUMBER OF         OPTIONS GRANTED TO
                           SECURITIES UNDERLYING      EMPLOYEES IN        EXERCISE OR     EXPIRATION     GRANT DATE
                           OPTIONS GRANTED(a)(c)      FISCAL YEAR      BASE PRICE($/SH)      DATE      PRESENT VALUE(b)
                           ---------------------   ------------------  ----------------   ----------   ----------------
   William J. Oddy                 21,714                  6.1%            $  15.75        1/15/10         $ 84,250
                                    3,281                                     16.56        3/01/10           12,929
   Stephen M. Morain               16,080                  3.9                15.75        1/15/10           62,390
   James W. Noyce                  19,061                  4.7                15.75        1/15/10           74,035
   Timothy J. Hoffman              16,904                  4.1                15.75        1/15/10           65,739
   John M. Paule                   11,184                  2.7                15.75        1/15/10           42,611
   Thomas R. Gibson                28,762                  7.0                15.75        1/15/10          111,596

------------------
(a) The exercise price of the options is the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment. Options vest in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.80%; dividend yield of 2.2%; volatility factor of the expected market price of FBL's Class A common stock of 0.15, and a weighted average life expectancy of the options of
     6.17 years. The weighted average grant date fair value of the options granted during 2000 was $3.88 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes model.

(c) At December 31, 2000, options for the purchase of 1,220,050 shares of Class A common stock were available for grant as additional awards under the Plan, including shares previously forfeited. To date, no grants of SARs or stock bonuses have been made under the Plan.


                       AGGREGATED OPTIONS/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

     The following table describes the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year, by the named executive officers:

                                                           NUMBER OF SECURITIES                 VALUE OF
                              SHARES                      UNDERLYING UNEXERCISED        UNEXERCISED IN-THE-MONEY
                           ACQUIRED ON       VALUE      OPTIONS/SARS AT FY-END(#)      OPTIONS/SARS AT FY-END($)
   NAME                      EXERCISE       REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(a)
   ----                    -----------      --------    -------------------------     ----------------------------
   William J. Oddy             1,000       $  7,750           90,986/51,698                 756,967/237,368
   Stephen M. Morain               0              0           71,751/36,584                 603,359/180,757
   James W. Noyce                500          2,063           50,595/37,999                 398,849/136,948
   Timothy J. Hoffman              0              0           60,128/37,583                 467,525/160,757
   John M. Paule                   0              0            9,966/19,587                   46,326/49,065
   Thomas R. Gibson           64,640        419,580               113,417/0                       686,043/0

------------------
(a) Value determined from market price at fiscal year end ($17.375) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.


                                PENSION BENEFITS

     Employees are generally covered under the Farm Bureau Retirement Plan and Trust and the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan (Pension Plans). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $170,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The pension plans are available to all employees and officers generally and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during that year. The pension table below reflects the total pension benefits provided according to remuneration and completed years of service.


                          ANNUAL PENSION PLAN BENEFITS*

    ASSUMED HIGH                        YEARS OF SERVICE
  36-MONTH AVERAGE   --------------------------------------------------------
   ANNUAL SALARY        15          20          25           30          35
  ----------------   --------    --------    --------    --------    --------
      $150,000       $ 48,750    $ 67,500    $ 86,250    $105,000    $105,000
       200,000         65,000      90,000     115,000     140,000     140,000
       250,000         81,250     112,500     143,750     175,000     175,000
       300,000         97,500     135,000     172,500     210,000     210,000
       350,000        113,750     157,500     201,250     245,000     245,000
       400,000        130,000     180,000     230,000     280,000     280,000
       450,000        146,250     202,500     258,750     315,000     315,000
       500,000        162,500     225,000     287,500     350,000     350,000
       550,000        178,750     247,500     316,250     385,000     385,000
       600,000        195,000     270,000     345,000     420,000     420,000
       650,000        211,250     292,500     373,750     455,000     455,000

------------------
*The above table is a calculation of benefits according to the formula for services rendered prior to 1998.

     The credited years of service as of December 31, 2000 for Messrs. Oddy, Noyce, Morain, Hoffman and Paule were 32, 15, 23, 29 and 3, respectively.

     The plan is a defined benefit plan which provides monthly income to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of the high 36 consecutive month average salary calculated according to the following formula: For service prior to 1998, 2% per year for the first 10 years of service, plus 21/2% for each year above 10 years of service up to 30 years of service. For service after 1997, 1.675% per year of service, plus, upon attainment of 85 age plus service points, .325% per year of service to age 65. After age 65, 1.675% per year of service, plus .325% per year of service times the average salary less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85.

     Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service.

     The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments and an annual cost of living adjustment not to exceed 4.0%. Other options, including lump sum, are available to the retiree on an actuarially equivalent basis.

     The compensation covered by the Pension Plan is calculated based upon total salary and bonuses paid to the participant during the given year.

     The annual benefits shown in the above table are not reduced to reflect the limitations imposed by federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax qualified pension plans. The Iowa Farm Bureau Affiliates Supplemental Retirement Plan is an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit in the absence of Internal Revenue Code Section 401(a)(17) and Section 415 limitations and the benefits actually calculated under the Farm Bureau Retirement Plan, in compliance with federal limitations.


OTHER COMPENSATION PLANS

     FBL and Farm Bureau Mutual sponsor a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals for executives, division heads and managers. Goals generally relate to such matters as Farm Bureau membership levels, life insurance and property-casualty new business production, expense levels and earnings per share. Attainment of individual goals is targeted to result in payment of cash bonuses ranging up to 33-1/3% of base salary for Messrs. Oddy, Noyce and Hoffman, and up to 8% for managers. Exceptional performance could increase cash bonuses up to 50% of base salary for the executive group and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.

     FBL also has a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 4% of compensation are matched by Company contributions on a 50% basis, subject to Employee Retirement Income Security Act (ERISA) limitations with the match paid in shares of FBL's Class A common stock.


                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for oversight of compensation policies which govern annual compensation, stock ownership programs, and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries. The committee was established in July 1996 at the time of the Company's initial public offering. It has affirmed the Company's historical compensation framework and expects to continue examining the relationship of the compensation criteria to existing systems and incentives.


COMPENSATION CRITERIA

     In making compensation determinations, the committee considers and endeavors to attain the following goals:

     1) attract and retain highly qualified and motivated executive officers and employees,

     2) encourage and reward achievement of FBL's annual and long-term financial goals and operating plans, and

     3) encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

     The committee's policy with regard to the compensation of executive officers is to meet the foregoing goals through a combination of base salary, annual bonus, stock ownership, and other benefits with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact FBL's overall performance.


COMPENSATION COMPONENTS

     The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

     BASE SALARY: The committee sets salary ranges annually which are intended to reflect the mid point between the 50th percentile and 75th percentile level of base pay for comparable positions at companies of similar size and complexity. The committee reviews salary survey data provided by independent survey consultants. To determine the level of a specific salary within its range, the committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management.

     ANNUAL BONUS: The committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. FBL annually establishes profit, growth, and other goals. Attainment of the goals is designed to produce bonuses to the executive officers of up to 331/3% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary.

     STOCK OWNERSHIP: The committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The Committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of their annual salary.

     The Employee Stock Option Plan provides for the award of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Board of Directors encourages ownership of FBL Class A stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, FBL adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of position. The committee and the Board intend to make grants of options on an annual basis and establish a vesting schedule at each grant date. The options granted in 1996 in conjunction with the initial public offering were "front end loaded" to represent the bulk of grants to be made under the formula during the first four years of the Plan. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date. In 1996, a total of 1,642,464 options were awarded to 111 participants. In 1997, 137,684 options were awarded to 74 participants. In 1998, 105,143 options were awarded to 75 participants. In 1999, 24,433 options were awarded to 72 participants. In 2000, 454,334 options were awarded to 208 participants.

     FBL also encourages ownership of its stock through the employee 401(k) plan, in which all executives are eligible to participate, by matching employee contributions up to 4% of their salary (subject to ERISA limitations) at a 50% rate, with the match payable into the 401(k) plan in the form of FBL stock.

     EMPLOYEE BENEFITS: FBL offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees.

     CEO COMPENSATION: The compensation of Mr. Oddy in 2000 included the above four factors. Mr. Oddy became Chief Executive Officer of FBL and its major operating subsidiaries March 1, 2000, after a number of years with other management responsibilities. His base salary was set with regard to market factors, his prior performance and in part in recognition of his additional responsibilities with FBL's growth. Under Mr. Oddy's leadership, the Company has grown both internally and by consolidating with Kansas Farm Bureau Life Insurance Company. FBL believes it is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. FBL's current strategy is to also expand through product alliances with other insurers, and through consolidations either inside or outside of the Farm Bureau network. Mr. Oddy earned a bonus equal to 34.8% of his actual year 2000 salary based on 2000 Company performance of established goals. Mr. Oddy was awarded options for 24,995 shares of Class A common stock in 2000, which is 6.1% of the awards granted to all employees in the year.


TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Stock Option Plan satisfy the requirements for performance-based compensation. The committee currently does not anticipate that any executive officer will be paid compensation from FBL in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the committee anticipates that all amounts paid as executive compensation will be deductible by FBL for federal income tax purposes.

                                        COMPENSATION COMMITTEE

                                        Edward M. Wiederstein, CHAIRMAN
                                        Jerry L. Chicoine
                                        O. Al Christopherson
                                        Howard D. Poulson
                                        John E. Walker

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees FBL's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.

     The committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of FBL's internal controls, and the overall quality of FBL's financial reporting. The committee has discussed with the independent auditors and management the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence. All of the committee members are independent directors. The committee has approved an Audit Committee Charter. See Appendix A.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the board has approved) that the audited financial statements be included in the annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                        THE AUDIT COMMITTEE

                                        Jerry L. Chicoine, CHAIRMAN
                                        John W. Creer
                                        John E. Walker

                                PERFORMANCE GRAPH

     The following performance graph compares the performance of FBL's Class A common stock since its initial public offering on July 19, 1996 with the performance of the Standard & Poors 500 Index and with the performance of the Value Line Insurance: Life Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   FBL Financial Group, Inc., Standard & Poors 500 Index and Value Line Life
                                 Insurance Index
                 (Performance Results Through December 31, 2000)


                              [PLOT POINTS CHART]

NAME                             7/19/1996   12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/31/2000
----                             ---------   ----------   ----------   ----------   ----------   ----------
FBL Financial Group, Inc.           100.00       138.59       226.31       277.03       232.62       204.00
Standard & Poors 500 Index          100.00       117.01       156.07       200.38       241.03       216.58
Value Line Life Insurance Index     100.00       126.97       217.30       357.31       331.96       481.20

Assumes $100 invested at the open of trading (July 19, 1996) in FBL Financial Group, Inc. Class A Common Stock, Standard & Poors 500 Index, and the Value Line Life Insurance Index.

------------------
*Cumulative total return assumes reinvestment of dividends.

                                                        SOURCE: VALUE LINE, INC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ORGANIZATION OF THE COMPANY

     FBL is a holding company. Through our life insurance subsidiaries, we currently market individual life insurance policies and annuity contracts to Farm Bureau members and other individuals and businesses in 15 midwestern and western states. We also market variable universal life and variable annuity products in other states through alliances with non-affiliated Farm Bureau insurance companies, other non-Farm Bureau life insurance companies and a regional broker-dealer. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to four Farm Bureau affiliated property-casualty companies.


CAPITAL, INVESTMENT AND LOAN TRANSACTIONS

     On March 31, 1998 we sold our wholly-owned subsidiary, Utah Farm Bureau Insurance Company (Utah Insurance), to Farm Bureau Mutual. During 2000, we recorded a gain on the sale totaling $600,000, net of related income taxes, in connection with an earn-out provision included in the underlying sales agreement. We may earn additional consideration during each of the two years in the period ended December 31, 2002 in accordance with the earn-out provision. Under the earn-out arrangement, we and Farm Bureau Mutual share equally in the dollar amount by which the incurred losses on Utah Insurance's direct business, net of reinsurance ceded, is less than the incurred losses assumed in the valuation model used to derive the initial acquisition price. The earn-out calculation is performed and any settlement (subject to a maximum of $2,000,000 per year, before taxes) is made on a calendar year basis. We have not accrued any contingent consideration for the two year period ending December 31, 2002 as such amounts, if any, cannot be reasonably estimated as of December 31, 2000.

     FBL repurchased 4,358,397 shares of Class A common stock during 2000 in accordance with repurchase plans and a tender offer approved by our Board of Directors. The cost of the repurchases totaled $85,782,000. Included in the shares repurchased from Farm Bureau entities at $20.00 per share were 2,151,429 shares from the Iowa Farm Bureau Federation and 79,584 shares from Farm Bureau Mutual.

     We have a $12,000,000 line of credit with Farm Bureau Mutual in the form of a revolving demand note. Borrowings on the note, which totaled $9,944,000 at December 31, 2000, were used to acquire assets that were leased to certain affiliates, including Farm Bureau Mutual. Interest was payable at a rate equal to the prime rate of a national bank (9.50% at December 31, 2000). Rental income from the related leases included a provision for interest on the carrying value of the assets. During January 2001, this note was paid off, principally by transferring the underlying assets to Farm Bureau Mutual. No gain or loss was recorded on this transaction, as fair value of the assets was equal to book value on the transfer date.

     During 2000, we sold investments as follows: (a) one equity security to Farm Bureau Mutual for $183,625 and (b) one venture capital equity security to Mutual Ventures of South Dakota Inc. for $87,000. Also during 2000, Farm Bureau Mutual sold one equity security to us for $122,904. These sales were made at the estimated fair value of the securities being sold on the respective dates of the transactions.


MANAGEMENT AND MARKETING AGREEMENTS

     We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 2000 totaled $848,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2000 we incurred related expenses totaling $901,000.

     We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and other affiliates. Under the marketing agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee equal to approximately 33% of commissions on first year life insurance premiums and annuity deposits. In addition, we pay a service fee to the property-casualty companies operating in certain states equal to 25% of commissions on renewal premiums. We paid $3,509,000 to Farm Bureau Mutual under these arrangements during 2000.


SHAREHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

     All of the our Class B common stock is owned by Farm Bureau organizations. As holders of all of the Class B common stock of the Company, these organizations have entered into the Shareholders' Agreement regarding management and the transfer of the Class B common stock (Shareholders' Agreement).

     The Shareholders' Agreement provides that the holders of the Class B common stock will vote for the election, as Class B Directors, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B common stock and (ii) FBL's Chief Executive Officer and two additional officers nominated by the Chairman of the Board. The Shareholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B common stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B common stock), the Class B common shareholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

     In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B common stock may request a special meeting of the Class B common shareholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

     The holders of Class B common stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Shareholders' Agreement causes the Class B common stock so transferred to automatically be converted to Class A common stock.

     The holders of 90% of the Class B common stock, together with the Company, may amend the Shareholders' Agreement.


RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

     American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations.

Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

     American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto, incurred royalty expense of $735,000 for the year ended December 31, 2000. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,162,000. Royalty payments in 2000 in excess of $60,000 were made to Farm Bureau organizations in Idaho ($110,000), Minnesota ($192,000), Nebraska ($95,000), Oklahoma ($193,000), Utah ($118,000), Wisconsin ($90,000) and Wyoming
($75,000).


OTHER SERVICES, TRANSACTIONS AND GUARANTEES

     We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,055,000 for 2000. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of home office properties for common stock that took place on March 31, 1998.

     We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Mutual. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

     Farm Bureau Life owns aircraft that are available for use by our affiliates. In 2000, Farm Bureau Mutual paid us approximately $585,000 for use of such aircraft.

     Through our subsidiary, FBL Leasing Services, Inc., we lease computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2000, the Iowa Farm Bureau Federation paid approximately $747,000 and Farm Bureau Mutual paid approximately $6,219,000 for such leasing services.

     Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual paid us approximately $337,000 for such services in 2000.

     Farm Bureau Mutual will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2000 under this arrangement totaled $1,347,000.

     In connection with an investment in a limited real estate partnership, we agreed to pay any cash flow deficiencies of a medium-sized shopping center owned by the partnership through January 1, 2001. We paid approximately $64,000 pursuant to this cash flow guarantee. At December 31, 2000, the limited partnership had a $5,205,000 mortgage loan, secured by the shopping center, with Farm Bureau Mutual. At December 31, 2000, Farm Bureau Mutual recorded a $2,842,000 valuation allowance on this investment. We have caused the limited partnership to deed the property over to Farm Bureau Mutual in lieu of foreclosure.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, or upon written representations received from certain reporting persons, the Company believes that, during 2000, its officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them with the following exceptions: Former officers Thomas Gibson and Walter Tomenga, and current officers Stephen Morain, Lou Ann Sandburg and John Paule, were each from three days to one month late in filing one report of a purchase of securities.

                                   APPENDIX A
                             AUDIT COMMITTEE CHARTER

PURPOSE

     The Audit Committee will assist the Board of Directors in fulfilling its responsibilities for the Company's accounting and financial reporting practices, including the structure of internal control and provide a channel of communication between the Board of Directors and the Company's independent and internal auditors.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the management and the independent auditor. Nor is it the duty of the Audit Committee to assure compliance with laws and regulation and the Company's internal policies.


ORGANIZATION

     The Audit Committee consists solely of Class A Directors who are independent of management and free from any relationships that, in the opinion of the Board of Directors, would interfere with the exercise by the director of independent judgement as a committee member. No director who is an officer or director of a Class B common stockholder or who is an employee of the Company will qualify for Audit Committee membership. The policy statement on Audit Committees issued by the New York Stock Exchange will be applicable in determining which directors are independent for this purpose.

     In meeting its responsibilities, the Audit Committee is expected to:

     1. Provide an open avenue of communication between the independent accountant, internal auditors, and the Board of Directors.

     2. Review and reassess the adequacy of the committee's charter at least annually. Submit the charter to the Board of Directors annually for approval and have the document published in the Company's proxy statement at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.

     3. The independent accountant is ultimately accountable to the Board of Directors and the Audit Committee of the Company. In this regard, the Audit Committee has the ultimate authority and responsibility to recommend to the Board of Directors the independent accountant to perform the annual audit, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountant.

     4. Review and concur in the appointment, replacement, reassignment, or dismissal of the Audit Services Vice President.

     5. The committee shall discuss with the independent accountant its independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of nonaudit services with the independent accountant's independence.

          The committee requires that nonaudit services with a fee exceeding the threshold, determined annually, be pre-approved by them.

     6. Inquire of management, the Audit Services Vice President and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

     7. Consider, in consultation with the independent accountant and the Audit Services Vice President, the audit scope and plan of Audit Services and the independent accountant.

     8. Review with the Audit Services Vice President and the independent accountant the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

     9. Consider and review with the independent accountant and the Audit Services Vice President:

          a. The adequacy of the Company's internal controls including computerized information system controls and security.

          b. Any related significant findings and recommendations of the independent accountant and the Audit Services Vice President together with management's responses thereto.

     10. Review with management and the independent accountant at the completion of the annual examination:

          a.   The Company's annual financial statements and related footnotes.

          b. The independent accountant's audit of the financial statements and report thereon.

          c. Any significant changes required in the independent accountant's audit plan.

          d. Any serious difficulties or disputes with management encountered during the course of the audit.

          e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

     11.  Consider and review with management and the Audit Services Vice
          President:

          a. Significant findings during the year and management's responses thereto.

          b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

          c.   Any changes required in the planned scope of their audit plan.

          d.   The Audit Services Department's budget and staffing.

          e.   The Audit Services Department's Charter.

          f. Audit Service's compliance with the Institutes of Internal Auditors Standards for the Professional Practice of Internal Auditing.

     12. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and the independent accountant of any significant issues regarding accounting principles, practices and judgments. Recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

     13. Review with management and the independent accountant the Company's quarterly financial results. Review should include discussion with management and independent accountant of any significant issues regarding accounting principles, practices and judgments. Attempts should be made to have these discussions prior to the filing or distribution of these items. The Chair of the committee may represent the entire Audit Committee for purposes of pre-filing or distribution review. Discussion with the full committee should be made as soon as practical in the circumstances.

     14. Review filings with the SEC and other published documents containing, or incorporation by reference, the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

     15. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by Audit Services or the independent accountant.

     16. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

     17. Review policies and procedures regarding insider trading and review trading activities of the section 16 employee group and report findings to the Board of Directors.

     18. Meet with the Audit Services Vice President, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.

     19. Review with the independent accountant and management any transaction or series of similar transactions to which the Company or a subsidiary of the Company was within the past year or is currently expected to be a party not previously made known to the Board involving more than $60,000, and with respect to which any of the following persons had or is expected to have a direct or indirect material interest:

          a.   Any director or executive officer of the Company;

          b.   Any nominee for election as a director;

          c. Any stockholder who is known to the Company to own of record or beneficially more than five percent of any class of the Company's common stock; and

          d. Any member of the immediate family of any of the foregoing persons.

     20. Report to the Board of Directors any transaction described in (19) above determined by the Audit Committee to be unfair to the Company.

     21. Report committee actions to the Board of Directors with such recommendations, as the committee may deem appropriate.

     22. The Audit Committee will have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee will be empowered to retain independent counsel, accountant, or others to assist it in the conduct of any investigation.

     23. The committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

DEFINITIONS

     1. The Company's ACCOUNTING AND FINANCIAL REPORTING PRACTICES is defined as a system of creating and issuing financial information for the benefit of directors, management, regulatory agencies, creditors, investors and other interested parties. This information includes, but is not limited to, past results of operations, current financial condition and future plans and prospects.

     2. The INTERNAL CONTROL STRUCTURE is defined as the framework of policies and procedures established by management to provide reasonable assurance that the Company's financial and non-financial goals are met.

          An effective internal control structure provides for:

          *    Reliable information.

          *    Compliance with policies, procedures, laws, and regulations.

          *    Safeguarding of assets.

          *    Economical and efficient use of resources.

          *    Accomplishment of established objectives.

                            FBL FINANCIAL GROUP, INC.
                     AUDIT COMMITTEE REGULAR MEETING AGENDA

------------------------------------------------------------------   ----------------------------
                                                                      MAR     MAY     AUG     NOV
                                                                     -----   -----   -----   ----
 AUDIT COMMITTEE
------------------------------------------------------------------   ----------------------------
  Minutes of previous meeting                                          X       X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
  Audit Committee Charter                                              X
------------------------------------------------------------------   -----   -----   -----   ----
  Independent accounting firm's nonaudit fees                          X
------------------------------------------------------------------   -----   -----   -----   ----
  Establish nonaudit services pre-approval level                       X
------------------------------------------------------------------   -----   -----   -----   ----
  Executive session of committee members                               X         As required
------------------------------------------------------------------   -----   --------------------
  Report committee actions to the Board of Directors                          As required
------------------------------------------------------------------   ----------------------------
 CHIEF FINANCIAL OFFICER
------------------------------------------------------------------   ----------------------------
  Update management overview of financial results for the quarter
   and/or year                                                         X       X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
  Update discussion of Form 10-Q, Quarterly Public Filing                      X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
  Draft of Form 10-K, Annual Public Filing                             X
------------------------------------------------------------------   -----   -----   -----   ----
  Status of reserves and estimates                                             X
------------------------------------------------------------------   -----   -----   -----   ----
  Current accounting and financial reporting matters                   X         As required
------------------------------------------------------------------   -----   --------------------
  Financial Statements and Annual Report                                       X
------------------------------------------------------------------   -----   -----   -----   ----
  Material interest transactions greater than $60,000                  X       X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
  Other Matters                                                        X       X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
  Executive session with management                                    X         As required
------------------------------------------------------------------   -----   --------------------
 AUDIT SERVICES VICE PRESIDENT
------------------------------------------------------------------   ----------------------------
  Audit Services Charter                                               X
------------------------------------------------------------------   -----   -----   -----   ----
  Compliance with Standards for the Professional Practice of
   Internal Auditing                                                   X
------------------------------------------------------------------   -----   -----   -----   ----
  Scope of the Annual Audit Plan                                       X
------------------------------------------------------------------   -----   -----   -----   ----
  Audit Services Budget                                                X
------------------------------------------------------------------   -----   -----   -----   ----
  Coordination with independent accountant                                     X
------------------------------------------------------------------   -----   -----   -----   ----
  Executive Officer perquisites and expenses                                           X
------------------------------------------------------------------   -----   -----   -----   ----
  Summary of significant findings                                      X
------------------------------------------------------------------   -----   -----   -----   ----
  Executive session with Audit Services Vice President                 X       X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
 INDEPENDENT ACCOUNTANT
------------------------------------------------------------------   ----------------------------
  Report on quarterly findings and SAS 61 discussion                           X       X       X
------------------------------------------------------------------   -----   -----   -----   ----
  Report on annual financial statements and SAS 61 discussion          X
------------------------------------------------------------------   -----   -----   -----   ----
  Appointment of independent accountant                                X
------------------------------------------------------------------   -----   -----   -----   ----
  Scope of independent accountant's audit plan                                         X
------------------------------------------------------------------   -----   -----   -----   ----
  Review written statement delineating all relationships between
   the auditor and the Company                                                                 X
------------------------------------------------------------------   -----   -----   -----   ----
  Independent accountant's auditing and consulting fees                                        X
------------------------------------------------------------------   -----   -----   -----   ----
  Independent accounts report on internal control weaknesses
   and recommendations                                                                 X
------------------------------------------------------------------   -----   -----   -----   ----
  Executive session with independent accountant                        X       X       X       X
------------------------------------------------------------------   ----------------------------

--------------------------------------------------   ----------------------------
                                                      MAR     MAY     AUG     NOV
                                                     -----   -----   -----   ----
 CORPORATE COUNSEL
--------------------------------------------------   ----------------------------
  Review insider trading policies and procedures       X       X       X       X
--------------------------------------------------   -----   -----   -----   ----
 OTHER MEMBERS OF MANAGEMENT
--------------------------------------------------   ----------------------------
  Legal matters                                               As required
--------------------------------------------------   ----------------------------
  Tax matters                                                 As required
--------------------------------------------------   ----------------------------
  Information system matters                                  As required
--------------------------------------------------   ----------------------------
  Regulatory matters                                          As required
--------------------------------------------------   ----------------------------

                            FBL FINANCIAL GROUP, INC.
                 AUDIT COMMITTEE CONFERENCE CALL MEETING AGENDA

     The Audit Committee holds quarterly meetings to discuss the financial results pursuant to item 13 of the Charter. These quarterly meetings are generally scheduled the day of, but prior to, the release of the financial results to the public.

---------------------------------------------------------   ----------------------------
                                                             1ST     2ND     3RD     4TH
                                                            -----   -----   -----   ----
 QUARTERLY CONFERENCE CALL MEETINGS
---------------------------------------------------------   ----------------------------
  Overview of quarter's financial results                     X       X       X       X
---------------------------------------------------------   -----   -----   -----   ----
  Review draft Form 10-Q, Quarterly Public Filing                     X       X       X
---------------------------------------------------------   -----   -----   -----   ----
  Comments on independent accountant quarterly review                 X       X       X
---------------------------------------------------------   -----   -----   -----   ----
  Comments on independent accountant year end audit           X
---------------------------------------------------------   -----   -----   -----   ----
  Update independent accountant required communications       X       X       X       X
---------------------------------------------------------   -----   -----   -----   ----
  Review proposed Audit Committee Charter revisions           X
---------------------------------------------------------   -----   -----   -----   ----
  Current accounting and financial reporting matters                 As Required
---------------------------------------------------------   ----------------------------
  Other Matters                                                      As Required
---------------------------------------------------------   ----------------------------

PROXY
CLASS A COMMON SHAREHOLDERS

                           FBL FINANCIAL GROUP, INC.
                          ANNUAL MEETING MAY 15, 2001
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned Class A shareholder(s) of FBL Financial Group, Inc., an Iowa corporation, appoints Edward M. Wiederstein and William J. Oddy, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of the shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 15, 2001, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse hereof.

                  (Continued and to be signed on reverse side.)





                            ^ FOLD AND DETACH HERE ^

                                                                Please mark  |X|
                                                               your votes as
                                                                indicated in
                                                                this example

1.   Election of Class A Directors:

      FOR all nominees            WITHHOLD
      listed at right            AUTHORITY
     (except as marked   to vote for all nominees
      to the contrary)        listed at right

           |_|                      |_|

On any other matter that may be submitted to a vote of shareholders.

CLASS A DIRECTORS:

Jerry L. Chicoine, John W. Creer, John E. Walker

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

________________________________________________________________________________

2. Proposal to increase from 10,000 to 50,000 the number of shares reserved for the Director Compensation Plan.

                       FOR         AGAINST         ABSTAIN
                       |_|           |_|             |_|

3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.

                       FOR         AGAINST         ABSTAIN
                       |_|           |_|             |_|

This proxy will be voted "FOR" items 1, 2 and 3 if no instructions to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

Dated ____________________________________________________________________, 2001


________________________________________________________________________________
                                   Signature

________________________________________________________________________________
                                   Signature

Please sign name or names as appearing on this proxy. If signing as a representative, please indicate capacity.

(YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)
--------------------------------------------------------------------------------

                            ^ FOLD AND DETACH HERE ^




                            FBL FINANCIAL GROUP, INC.

                                                                  March 28, 2001

Dear Shareholder:

     The annual meeting of Stockholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Tuesday, May 15, 2001. At the meeting Class A Stockholders will elect three directors, Class B Stockholders will elect 18 directors, and the stockholders will act on proposals to amend the Director Compensation Plan and to ratify the selection of Ernst & Young LLP as independent auditors.

     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.